EXHIBIT 99.1

EveryWare Global, Inc. Announces First Quarter 2014 Financial Results

Lancaster, OH - May 15, 2014 -- EveryWare Global, Inc. (“EveryWare” or the “Company”) (Nasdaq: EVRY), announced today financial results for the three months ended March 31, 2014. Led by the iconic Oneida and Anchor Hocking brands, EveryWare is the leading global marketer of tabletop and food preparation products for the consumer and foodservice markets.
Sam Solomon, interim Chief Executive Officer of EveryWare stated, “While our results over the past several quarters have been disappointing, we are taking actions that we believe will better position us for future growth.  We are temporarily idling our North American manufacturing facilities and furloughing a number of hourly and salaried employees to reduce inventory and improve liquidity.  We intend to resume manufacturing in 3 to 4 weeks and as usual during plant shutdowns, we will continue to service our customers and distribute products from existing inventory.  We are also expanding Alvarez & Marsal’s role to intensify our efforts to improve product profitability, consolidate our supply base, and further reduce costs.  While our initiatives will take time to have an impact on the business, I remain confident in the long-term prospects of this business.”
Financial Results for the Three Months Ended March 31, 2014:
Total revenue for the first quarter of 2014 decreased $4.5 million, or 4.5%, to $94.8 million from $99.3 million in the first quarter of 2013. The decrease in revenue is primarily attributable to a $5.5 million decline in foodservice segment revenues and a $2.2 million decline in consumer segment revenues. These declines were due in part to the effects of adverse weather conditions during the first quarter and our decision not to pursue lower margin beverageware business. Partly offsetting these declines was an increase in international segment revenues of $3.4 million.
Cost of sales increased $7.5 million, or 10.2%, from $73.5 million for the three months ended March 31, 2013, to $81.0 million for the three months ended March 31, 2014. The increase is primarily due to $7.2 million of unfavorable changes in cost absorption resulting from lower production levels, higher utility costs resulting from the colder than normal winter, and to a lesser degree higher freight and packaging costs, and the impact of our Metalrax acquisition. Gross margin as percentage of total revenue was 14.6% for the three months ended March 31, 2014, as compared to 26.0% for the three months ended March 31, 2013. The change in gross margin rate was primarily due to the unfavorable changes in cost absorption resulting from lower production levels, higher factory costs, and the mix of sales by segment for the year. Net sales grew in our international segment, which typically generate lower margin rates than our foodservice segment.
Total operating expenses for the first quarter of 2014 increased $5.5 million, or 26.7%, to $26.0 million from $20.5 million for the first quarter of 2013. The increase was primarily the result of employee separation expenses, consulting fees to assist in the development of cost savings initiatives, impairment charges and costs associated with Metalrax’s operations. Excluding expenses related to employee separation, consulting fees to assist in the development of cost savings initiatives, impairment charges, and costs associated with Metalrax’s operations, operating expenses increased $0.4 million to $20.9 million.
EBITDA for the first quarter of 2014 resulted in a loss of $7.7 million, down from positive EBITDA of $9.1 million in the first quarter of 2013. The decrease in EBITDA was primarily due to the unfavorable changes in cost absorption resulting from lower production levels, higher factory input costs, margin impact on the decrease in revenues, and higher operating expenses resulting from employee separation, impairment charges, and consulting expenses. For a reconciliation of EBITDA to net income, see the financial data at the end of this release.
Adjusted EBITDA for the first quarter of 2014 resulted in a loss of $3.4 million down from positive Adjusted EBITDA of $10.7 million in the first quarter of 2013. The decrease in Adjusted EBITDA is primarily attributable to unfavorable changes in cost absorption resulting from lower production levels, higher factory input costs, and the margin impact on the decrease in revenues. For a reconciliation of Adjusted EBITDA to net income, see the financial data at the end of this release.
Net loss totaled $38.4 million for the first quarter of 2014, compared to net income of $0.2 million for the first quarter of 2013. Net loss includes a $20.7 million impact of recording a full valuation allowance against our U.S. net deferred tax assets. After adjusting for the recognition of this valuation allowance against our U.S. net deferred tax assets, restructuring costs and other items described in the reconciliation of Adjusted Net (Loss) Income, first quarter 2014 Adjusted Net Loss would have been $15.1 million and Adjusted Net Loss per share would have been $0.73 per share.
For purposes of computing loss per share for the first quarter of 2014, common shares of 20.5 million, representing the weighted average share count for the first quarter, were used. Actual common shares outstanding as of March 31, 2014 were 20.6 million.
Liquidity Overview:
We are currently in default of the consolidated leverage ratio and the consolidated interest coverage ratio covenants for the fiscal quarter ended March 31, 2014, under the agreement governing our $250.0 million term loan facility (the “Term Loan Agreement”). If not cured or waived by the tenth business day following May 15, 2014, this default will give the lenders under the Term Loan the right to accelerate the outstanding Term Loan indebtedness and foreclose on the related security interest, and upon acceleration of the outstanding indebtedness under the Term Loan, we would be in default under our asset-based revolving credit facility (the “ABL Facility”) and our Sterling-denominated revolving credit facility (the “U.K. Revolver”) and we would be precluded from borrowing under our ABL Facility or the U.K. Revolver. We are currently in negotiations with our lenders under the Term Loan regarding the existing default, as well as changes to our covenants, but have not yet reached a resolution with our lenders.
The Term Loan Agreement allows us to “cure” financial covenant violations if (i) we contribute a certain amount of cash to the borrowers (a “Cure Contribution”) by the date that is 10 business days after the date on which financial statements are required to be delivered with respect to such fiscal quarter, and (ii) after the recalculation of covenants on a pro forma basis after giving effect to such cure, the Borrowers would be in compliance with their financial covenants as of the end of the applicable fiscal quarter. Although we received an equity commitment letter from Monomoy Capital Partners, L.P., Monomoy Capital Partners II, L.P. and certain of their affiliated funds (the “Monomoy Funds”), we have determined that the $12.0 million maximum commitment contemplated by that letter would be insufficient to “cure” the covenant violations for the quarter ended March 31, 2014. We have determined that the amount needed to successfully make a Cure Contribution for the quarter ended March 31, 2014, is approximately $18.7 million. The amount required for a Cure Contribution for the quarter ended March 31, 2014, is higher than originally estimated primarily because Consolidated EBITDA (calculated on a basis consistent with the Term Loan) at March 31, 2014, was lower than originally estimated. The increase in the amount of equity required to “cure” the default is primarily due to the decision to extend the shutdown period of one of our glass furnaces at least through the end of 2014, which resulted in changes to management’s assumptions used in certain adjustments to the calculation of Consolidated EBITDA, and, to a lesser extent, management’s determination, after discussion and review with the Company’s external advisors, that certain changes to the calculation of Consolidated EBITDA were required under the Term Loan Agreement.  Additionally, actual EBITDA (which forms the basis for the initial measurement of Consolidated EBITDA) was lower than anticipated due to weaker than expected operational performance during the quarter ended March 31, 2014. In addition, we currently do not anticipate that we will be in compliance with the Term Loan leverage and interest coverage ratio covenants for the balance of 2014. The amount of any equity contributions needed in subsequent quarters to “cure” the anticipated financial covenant defaults would be dependent upon the results of operations in those quarters. Because the maximum commitment by the Monomoy Funds would not be sufficient to cure the breach for the quarter ended March 31, 2014 and because we anticipate that we will not be in compliance for the remainder of 2014, we are pursuing a waiver, forbearance or amendment from our lenders, as well as exploring potential sources of debt and equity financing. The board of directors formed a special committee comprised of certain independent directors unaffiliated with the Monomoy Funds to assist the board of directors in seeking a waiver or forbearance of the existing covenant breaches and an amendment to the Term Loan Agreement, as well as evaluating the Company’s alternatives with respect to equity and debt financing.  The special committee has retained Jefferies LLC and Schulte, Roth and Zabel LLP to assist it in reviewing these alternatives. If we do not obtain a waiver or forbearance and an amendment from our lenders or equity contributions sufficient to utilize the equity “cure” provision in the Term Loan, the Term Loan Agreement will become subject to acceleration by the lenders. There is therefore substantial doubt regarding our ability to continue as a going concern.
Our cash flows from operating activities, together with the remaining availability under our ABL Facility, are not expected to be sufficient to fund our operations in the near future. As part of our efforts to conserve cash and reduce glassware inventory, we intend to temporarily shut down our two U.S. manufacturing facilities while serving customer demand out of existing inventory as well as through purchased product.  The shut down is expected to commence on or about May 15, 2014, and last for approximately 3 to 4 weeks, although certain operations may commence sooner and overall timing is dependent on numerous business factors including our ability to resolve our liquidity issues in the short term.  During the shut down, certain employees will be furloughed without pay. In addition, we have taken actions to defer capital expenditures. We are currently in discussions with the lenders under our ABL Facility about utilizing the remaining $20.0 million of the accordion feature of that facility, which is subject to lender consent, and are also exploring other sources of liquidity, including other borrowings or issuances of equity.
On May 14, 2014, we amended the ABL Facility to include a larger percentage of suppressed borrowing base assets in the determination of adjusted availability from May 13, 2014 through May 30, 2014. This amendment will allow us to borrow up to an additional $4.125 million under our ABL Facility during this period without triggering the requirement to satisfy the the fixed charge ratio covenant under the ABL Facility. We are also currently in discussions with the lenders under our ABL Facility about utilizing the remaining $20.0 million of the accordion feature of that facility, which is subject to lender consent.
Conference Call:
EveryWare will host a conference call to discuss financial results for the three months ended March 31, 2014 on Friday, May 16, 2014 at 10:00 AM EDT.
Participating on the call will be EveryWare’s interim Chief Executive Officer, Sam Solomon, and Chief Financial Officer, Bernard Peters.
To access the call please dial (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. The conference call I.D. number is 33784648. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call can be accessed through May 23, 2014 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 33784648.
This call will also be available as a live webcast which can be accessed at EveryWare’s Investor Relations Website at http://investors.everywareglobal.com/.
About EveryWare
EveryWare (Nasdaq: EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico, Latin America, Europe and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012. Additional information can be found on EveryWare’s Investor Relations Website: http://investors.everywareglobal.com/.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, covenant compliance, liquidity and other characterizations of future events or circumstances are forward-looking statements.
Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason. For a description of the risks, uncertainties, and assumptions that may impact our actual results or performance, see the Company’s Annual Report on Form 10-K for 2013, filed with the Securities and Exchange Commission, as it may be updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
Contacts:

Josh Hochberg
Sloane & Company
(212) 446-1892
jhochberg@sloanepr.com

Erica Bartsch
Sloane & Company
(212) 446-1875
ebartsch@sloanepr.com

Note to financial results:

On May 21, 2013, EveryWare Global, Inc. consummated a business combination with ROI Acquisition Corp. in which EveryWare Global, Inc. became a wholly-owned subsidiary of ROI Acquisition Corp. In connection with the closing of the Business Combination, ROI Acquisition Corp. changed its name from ROI Acquisition Corp. to EveryWare Global, Inc. EveryWare is considered to be the acquirer for accounting purposes because it obtained control of ROI Acquisition Corp. Accordingly, the business combination does not constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805. As a result, the assets and liabilities of EveryWare Global, Inc. and ROI Acquisition Corp. are carried at historical cost and there is no step-up in basis or any intangible assets or goodwill as a result of the business combination.

EveryWare Global, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2014	2013
Net sales	$93,246	$97,731
Licensing Fees	1,596	1,609
Total Revenue	94,842	99,340
Cost of sales	80,984	73,505
Gross margin	13,858	25,835
Operating expenses:
Selling, distribution and administrative expenses	25,346	20,528
Restructuring expense	96	—
Long-lived asset impairment	572	—
Total operating expenses	26,014	20,528
(Loss) income from Operations	(12,156)	5,307
Other (income) expense, net	(15)	69
Interest expense	5,561	4,139
(Loss) income before income taxes	(17,702)	1,099
Income tax expense	20,674	902
Net (loss) income	(38,376)	197
Less: Non-controlling interest in subsidiary’s loss	(37)	—
Net (loss) income attributable to common stockholders	$(38,339)	$197

(Loss) earnings per common share:
Basic	$(1.87)	$0.02
Diluted	$(1.87)	$0.02

Weighted average shares outstanding:
Basic	20,548	12,190
Diluted	20,548	12,190

Segment Results:

	Three months ended March 31,
(dollars in thousands, unaudited)	2014	2013
Net Sales
Consumer	$32,587	$34,744
Foodservice	25,326	30,779
Specialty	23,150	23,402
International	12,183	8,806
Total Segment net sales	93,246	97,731
License fees	1,596	1,609
Total Revenues	$94,842	$99,340

Segment contribution before unallocated costs
Consumer	4,209	3,422
Foodservice	5,947	7,816
Specialty	3,195	3,090
International	133	719
Total Segment Contribution	$13,484	$15,047

EveryWare Global, Inc.
Condensed Consolidated Balance Sheet
(dollars in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash	$2,411	$3,240
Trade accounts receivable, net	45,842	55,402
Other accounts and notes receivable	7,156	5,396
Inventories	124,939	126,473
Assets held for sale	2,000	2,000
Income taxes receivable	561	563
Deferred tax asset	—	5,622
Other current assets	13,735	6,127
Total current assets	196,644	204,823
Property, plant and equipment, net	53,439	54,906
Goodwill	8,559	8,559
Other intangible assets	47,872	48,913
Deferred tax asset	—	14,717
Other assets	614	8,248
Total assets	$307,128	$340,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$6,958	$7,802
Accounts payable	45,878	56,618
Accrued liabilities	26,843	28,043
Income taxes payable	61	155
Accrued pension	2,001	2,001
Current portion of long-term debt	284,124	2,972
Other current liabilities	—	104
Total current liabilities	365,865	97,695
Revolver	—	15,635
Long-term debt	—	246,849
Pension and other post-retirement benefits	2,534	2,746
Income taxes payable	454	454
Deferred income taxes	10,157	9,819
Deferred Gain-Sale/Leaseback	15,216	15,496
Other liabilities	12,783	12,880
Total liabilities	407,009	401,574

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	581	641
Retained deficit	(102,112)	(63,761)
Accumulated other comprehensive income	1,702	1,727
Total EveryWare stockholders’ deficit	(99,827)	(61,391)
Non-controlling interest	(54)	(17)
Total stockholders’ deficit	(99,881)	(61,408)
Total liabilities and stockholders’ deficit	$307,128	$340,166

Non-GAAP Measures:
In accordance with the SEC’s Regulation G, the financial tables included herein provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. EveryWare believes EBITDA, Adjusted EBITDA and Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share provide supplemental non-GAAP financial information that is useful to investors in understanding EveryWare’s core business and trends. In addition, EBITDA and Adjusted EBITDA are the basis on which EveryWare’s management assesses performance. Although EveryWare believes that the non-GAAP financial measures presented enhance investors’ understanding of EveryWare’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
EBITDA Reconciliation:

	Three months ended March 31,
(dollars in thousands, unaudited)	2014	2013
Net (loss) income attributable to common stockholders	$(38,339)	$197
Interest expense	5,561	4,139
Income tax expense	20,674	902
Depreciation and amortization	4,412	3,889
EBITDA	(7,692)	9,127
Restructuring charges/severance & termination payments (a)	3,034	232
Acquisition/merger-related transaction fees (b)	112	607
Inventory write-down (c)	423	262
Long-lived asset impairments (d)	572	—
Other (e)	152	425
Adjusted EBITDA (f)	$(3,399)	$10,653

EBITDA is defined as net income (loss) attributable to common stockholders before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus certain restructuring expenses; including severance and termination-related payments; certain acquisition/merger-related transaction fees; inventory adjustments; certain other adjustments for non-recurring asset impairments and other items that management believes are not representative of our core operating performance.

(a)
Includes restructuring expenses and various professional, consulting and business advisory services in connection with the identification and implementation of synergies and cost improvements. In 2014, adjustments consisted of (i) $2.2 million of severance and termination-related payments, (ii) $0.3 million of restructuring costs related to the closure of our regional office in Oneida, New York, and a smaller satellite office in Melville, New York, and (iii) $0.5 million in professional, consulting and business advisory services in connection with the identification and implementation of synergies and cost improvements. In 2013, adjustments consisted of $0.2 million related to severance costs.

(b)	Represents fees, costs, and expenses incurred in connection with permitted acquisitions or potential permitted acquisitions.

(c)	Represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and changes in the obsolete inventory reserve, which is a component of cost of sales.

(d)	Represents non-recurring asset impairments. In 2014, we recorded $0.6 million in long-lived asset impairment relating to the write-down of manufacturing equipment no longer in use.

(e)	Primarily represents foreign exchange gains and losses and non-cash compensation expense.

(f)	Excludes pro forma adjustments presented in the Proxy Statement filed by ROI Acquisition Corp. with the SEC on April 29, 2013.

Adjusted Net (Loss) Income Reconciliation:

	Three months ended March 31,
(dollars in thousands, unaudited)	2014	2013
Net (loss) income attributable to common stockholders	$(38,339)	$197
Adjustments:
Restructuring charges/severance & termination payments (a)	3,034	232
Acquisition/merger-related transaction fees (a)	112	607
Inventory write-down (a)	423	262
Long-lived asset impairments (a)	572	—
Other (a)	152	425
Total adjustments	4,293	1,526
Tax effect	1,717	437
Income tax valuation allowance adjustment (b)	20,698	—
Tax effected impact of adjustments	23,274	1,089
Adjusted net (loss) income	$(15,065)	$1,286

(a)	See Adjusted EBITDA Reconciliation.

(b)	Represents the recognition of valuation allowances against our U.S. net deferred tax assets of $20.7 million.